EXHIBIT 10.1 TO FORM 8K/A

TFC ENTERPRISES, INC.
NEWS RELEASE

TFC ENTERPRISES, INC.      CONTACT:  RON TRAY
NEWS RELEASE                         757-858-1400

*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES, INC. ANNOUNCES NEW VICE PRESIDENT OF FINANCE

NORFOLK, VA, April 5, 2001 /PRNewswire/ -- TFC Enterprises, Inc. (the Company) (NASDAQ: TFCE) today announced that Denise Newlon, the Company's current controller, has been promoted to the position of Vice President of Finance. In this role, she will perform many of the duties undertaken by the Company's former Chief Financial Officer who has left the Company. Ms. Newlon will become the Company's principal accounting officer, and be primarily responsible for preparation of the Company's financial statements and Securities and Exchange Commission filings. Ron Tray, the Company's President and Chief Operating Officer will take on certain of the additional responsibilities of and become the Company's Chief Financial Officer. Robert Raley, the Company's Chairman and Chief Executive Officer will assist Mr. Tray in this regard. The Company does not anticipate hiring a new Chief Financial Officer for the foreseeable future.

TFC Enterprises, Inc. conducts its operations primarily through two wholly-owned subsidiaries: THE Finance Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers and First Community Finance, Inc., specializes in the direct origination and servicing of consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., has thirteen contract production offices of THE Finance Company throughout the United States and twenty-one offices of First Community Finance in Virginia and North Carolina. The Company's common stock symbol is listed on Nasdaq National Market and trades under the symbol "TFCE".